Exhibit 99.1

For Immediate Release:	Ian J. McAdams Chief Financial Officer (914) 921 5078 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC.

Reports Third Quarter Results

-	Book Value per share ended the quarter at $41.43 per share vs $39.96 at September 30, 2022

-	AUM: $1.59 billion at September 30, 2023 compared to $1.75 billion at September 30, 2022

-	Approved $4.3 million shareholder designated charitable contribution for registered shareholders, bringing total to $38 million since our spin-off in 2015

Greenwich, CT, November 8, 2023 – Associated Capital Group, Inc. (“AC” or the “Company”), a diversified financial services company, today reported its financial results for the third quarter ended September 30, 2023.

Financial Highlights - GAAP Basis

($ in 000's except AUM and per share data)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
AUM - end of period (in millions)	$1,588	$1,752	$1,588	$1,752
AUM - average (in millions)	1,580	1,807	1,686	1,820

Revenues	2,200	2,562	7,047	7,690
Operating loss before management fee (Non-GAAP)	(3,533)	(3,129)	(9,050)	(8,646)
Investment and other non-operating income/(loss), net	3,794	(17,789)	37,140	(68,753)
Income/(loss) before income taxes	273	(20,918)	25,015	(77,399)

Net income/(loss)	(16)	(16,498)	21,109	(62,571)
Net income/(loss) per share-diluted	0.00	(0.75)	0.97	(2.84)

Class A shares outstanding (000's)	2,672	3,041	2,672	3,041
Class B " "	18,951	18,963	18,951	18,963
Total " "	21,623	22,004	21,623	22,004
Book Value per share	$41.43	$39.96	$41.43	$39.96

Giving Back to Society - (Y)our "S" in ESG

AC seeks to be a good corporate citizen by supporting our community through sponsoring local organizations. On August 9, 2023, the Board of Directors approved a $0.20 per share shareholder designated charitable contribution ("SDCC") for registered shareholders as of October 16, 2023. Based on the program created by Warren Buffett at Berkshire Hathaway, our corporate charitable giving is unique in that the recipients of AC's charitable contributions are chosen directly by our shareholders, rather than by our corporate officers. Since our spin off as a public company, the shareholders of AC have donated approximately $38 million, including the most recent SDCC, to over 190 501(c)(3) organizations that address a broad range of local, national and international concerns.

Third Quarter Financial Data

-	Assets under management ended the quarter at $1.59 billion versus $1.75 billion at September 30, 2022.

-	Book value was $41.43 per share compared to $39.96 per share at September 30, 2022.

-	For the first nine months, Investment and other non-operating income was $37.1 million versus a loss of $68.8 million in the year-ago period. The $105.9 million year to date positive change reflects market appreciation in the current period versus a decline in the first nine months of 2022.

Third Quarter Results

Third quarter revenues were $2.2 million compared to $2.6 million in the third quarter of 2022. Total operating expenses, excluding management fee, were $5.7 million in the third quarter 2023 and $5.7 million in the third quarter 2022.

Net investment and other non-operating income was $3.8 million for the third quarter, a $21.6 million change from the $17.8 million loss in the third quarter of 2022. The primary drivers of this quarter's results included gains from our GAMCO holdings and merger arbitrage partnerships. Interest income reflected higher interest rates in the 2023 quarter as compared to 2022.

There was no management fee in the third quarter of 2023 or 2022. Year to date management fee was $3.1 million versus none in the prior year.

Our income tax expense of $0.2 million for the quarter compares to a benefit of $4.9 million in the year ago quarter. The income tax expense in the 2023 quarter is primarily driven by a deferred tax expense from a foreign investment.

Assets Under Management (AUM)

Assets under management at September 30, 2023 were $1.59 billion, $254 million lower than year-end 2022 reflecting net outflows of $259 million, the impact of currency fluctuations in non-US dollar denominated classes of investment funds ($11 million), offset partially by market appreciation of $16 million.

	September 30,	December 31,	September 30,
	2023	2022	2022
($ in millions)
Merger Arbitrage(a)	$1,322	$1,588	$1,518
Long/Short Value(b)	233	222	203
Other	33	32	31
Total AUM	$1,588	$1,842	$1,752

(a) Includes $613, $856, and $775 of sub-advisory AUM related to GAMCO International SICAV - GAMCO Merger Arbitrage, and $148, $206 and $74 of 100% U.S. Treasury Fund managed by GAMCO at September 30, 2023, December 31, 2022 and September 30, 2022, respectively.

(b) AUM represents the assets invested in this strategy that are attributable to Associated Capital Group, Inc.

Alternative Investment Management

The alternative investment strategy offerings center around our merger arbitrage strategy which has an absolute return focus of generating returns independent of the broad equity and fixed income markets. We also offer strategies utilizing fundamental, active, event-driven and special situations investments.

Merger Arbitrage

For the third quarter 2023, the longest continuously offered fund in the merger arbitrage strategy generated gross returns of 2.88% (2.33% net of fees). A summary of the performance is as follows:

					Full Year
Performance%(a)	3Q '23	3Q '22	YTD '23	YTD '22	2022	2021	2020	2019	5 Year(b)	Since 1985(b)(c)
Merger Arb
Gross	2.88	3.07	2.23	0.07	4.47	10.81	9.45	8.55	7.20	10.07
Net	2.33	2.10	1.17	-0.68	2.75	7.78	6.70	5.98	4.92	7.12

(a) Net performance is net of fees and expenses, unless otherwise noted. Performance shown for an actual fund in this strategy. The performance of other funds in this strategy may vary. Past performance is no guarantee of future results.

(b) Represents annualized returns through September 30, 2023

(c) Inception Date: February 1985

Merger and acquisitions activity increased 16% from the second quarter's levels, reaching $2 trillion for the year, a decline of 27% compared to 2022 levels but continuing a trend of higher M&A activity in recent quarters. The U.S. remained the dominant geography for deal making as U.S. targets accounted for 44% of deals, an increase compared to 42% in 2022. Deal making has been most vibrant in the Energy & Power industry totaling $290 billion, and accounting for 14.5% overall, followed by Technology and Healthcare, which accounted for 14.4% and 13.4%, respectively. We believe that despite recent mark-to-market volatility, we remain well positioned to earn absolute returns for our clients.

The Merger Arbitrage strategy is offered by mandate and client type through partnerships and offshore corporations serving accredited as well as institutional investors. The strategy is also offered in separately managed accounts, a Luxembourg UCITS and a London Stock Exchange listed investment company, Gabelli Merger Plus + Trust Plc (GMP-LN).

Acquisitions

Associated Capital Group's plan is to accelerate the use of its capital. We intend to leverage our research and investment capabilities by pursuing acquisitions and alliances that will broaden our product offerings and add new sources of distribution. In addition, we may make direct investments in operating businesses using a variety of techniques and structures to accomplish our objectives.

Shareholder Dividends and Buybacks

On November 8, 2023, the Board of Directors declared a semi-annual dividend of $0.10 per share which is payable on December 14, 2023 to shareholders of record on December 1, 2023.

During the third quarter, AC repurchased 103,169 Class A shares, for $3.8 million, at an average price of $36.98 per share.

Since our spin-off from GAMCO on November 30, 2015, AC has returned $169.5 million to shareholders through share repurchases, exchange offers and dividends of $34.3 million.

At September 30, 2023, there were 2.672 million Class A shares and 18.951 million Class B shares outstanding.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich, Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA”). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along several core pillars including Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor. We also created Gabelli Principal Strategies Group, LLC (“GPS”) in December 2015 to pursue strategic operating initiatives.

Operating Loss Before Management Fee

Operating loss before management fee expense represents a non-GAAP financial measure used by management to evaluate its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.

	Year-to-date
($ in 000's)	2023	2022

Operating loss - GAAP	$(12,125)	$(8,646)

Add: management fee expense (1)	3,075	-

Operating loss before management fee - Non-GAAP	$(9,050)	$(8,646)

(1) Management fee expense is incentive-based and is equal to 10% of Income before management fee and income taxes and excludes the impact of consolidating entities. For the nine months ended September 30, 2023 and 2022, Income before management fee, income taxes and excluding consolidated entities was income of $30,747 and loss of $80,369, respectively. As a result, $3,075 was accrued for the 10% management fee expense in 2023. There was no management fee accrual in 2022 due to the loss in that period.

Table I

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Amounts in thousands)

	September 30,	December 31,	September 30,
	2023	2022	2022
ASSETS

Cash, cash equivalents and US Treasury Bills	$384,214	$404,463	$421,933
Investments in securities and partnerships	433,480	435,610	468,702
Investment in GAMCO stock	48,031	36,683	41,218
Receivable from brokers	16,295	12,072	18,163
Receivable from brokers (cash held for real estate purchase)	13,059	-	-
Income taxes receivable, including deferred tax assets, net	7,804	10,320	13,170
Other receivables	1,616	6,324	1,428
Other assets	21,883	22,218	22,147
Total assets	$926,382	$927,690	$986,761

LIABILITIES AND EQUITY

Payable to brokers	$5,618	$7,784	$56,356
Compensation payable	10,915	13,936	7,662
Securities sold short, not yet purchased	5,090	2,874	3,181
Accrued expenses and other liabilities	1,957	2,707	1,528
Tendered redeemable noncontrolling interests payable	-	-	29,001
Total liabilities	$23,580	$27,301	$97,728

Redeemable noncontrolling interests	7,133	10,193	9,778

Total Associated Capital Group, Inc. equity	895,669	890,196	879,255

Total liabilities and equity	$926,382	$927,690	$986,761

(1) Certain captions include amounts related to consolidated variable interest entities ("VIEs") and voting interest entities ("VOEs"), refer to footnote 4 of the Condensed Consolidated Financial Statements included in the 10-Q report to be filed for the quarter ended September 30, 2023 for more details on the impact of consolidating these entities.

(2) Investment in GAMCO stock: 2,397,974, 2,407,000 and 2,417,500 shares, respectively.

Table II

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Investment advisory and incentive fees	$2,098	$2,472	$6,789	$7,409
Other revenues	102	90	258	281
Total revenues	2,200	2,562	7,047	7,690

Compensation	4,078	3,591	11,437	10,531
Other operating expenses	1,655	2,100	4,660	5,805
Total expenses	5,733	5,691	16,097	16,336

Operating loss before management fee	(3,533)	(3,129)	(9,050)	(8,646)

Investment gain/(loss)	(2,173)	(19,314)	21,635	(72,727)
Interest and dividend income from GAMCO	96	96	288	369
Interest and dividend income, net	6,106	2,635	16,821	5,019
Shareholder-designated contribution	(235)	(1,206)	(1,604)	(1,414)
Investment and other non-operating income/(loss), net	3,794	(17,789)	37,140	(68,753)

Income/(loss) before management fee and income taxes	261	(20,918)	28,090	(77,399)
Management fee	(12)	-	3,075	-
Income/(loss) before income taxes	273	(20,918)	25,015	(77,399)
Income tax expense/(benefit)	166	(4,914)	3,586	(17,798)
Income/(loss) before noncontrolling interests	107	(16,004)	21,429	(59,601)
Income/(loss) attributable to noncontrolling interests	123	494	320	2,970
Net income/(loss) attributable to Associated Capital Group, Inc.	$(16)	$(16,498)	$21,109	$(62,571)

Net income/(loss) per share attributable to Associated Capital Group, Inc.:
Basic	$0.00	$(0.75)	$0.97	$(2.84)
Diluted	$0.00	$(0.75)	$0.97	$(2.84)

Weighted average shares outstanding:
Basic	21,672	22,010	21,836	22,033
Diluted	21,672	22,010	21,836	22,033

Actual shares outstanding - end of period	21,623	22,004	21,623	22,004

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.